Exhibit 10.30.4

FORM OF RESTRICTED STOCK UNIT CERTIFICATE

This Restricted Stock Unit Certificate certifies that, pursuant to the ARIAD Pharmaceuticals, Inc. 2006 Long Term Incentive Plan (the “2006 Plan”), as amended, the Board of Directors of ARIAD Pharmaceuticals, Inc. (the “Company”) has granted the right to receive shares of Common Stock, $.001 par value per share, of the Company (the “Grant”), payable as soon as administratively feasible following each of the following vesting dates, assuming the Participant is then employed by the Company:

Name of Participant:
Number of Granted Shares:
Grant Date:
Grant Price:	$.001 Per Share*

Vesting Date	Shares to be Delivered
[Vesting schedule to be inserted]

The Grant is subject to all the terms, conditions and limitations set forth in the 2006 Plan, which is incorporated herein by reference, and to the following additional terms specified by the Board of Directors of the Company.  Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the 2006 Plan.

Legends.  To the extent the Participant is an affiliate at the date of issuance of the Granted Shares, all certificates representing the Granted Shares to be issued to the Participant pursuant to this Restricted Stock Unit Certificate shall contain a legend required by virtue of the fact that the Participant is an affiliate (as defined in Rule 144(a)(1) of the Securities Act of 1933, as amended) of the Company.

Tax Considerations.  This award is intended to qualify as a “short-term deferral” exempt from Section 409A of the Internal Revenue Code of 1986, as amended.  The Participant acknowledges and agrees that he/she is responsible for all federal, state and local taxes applicable to the Granted Shares and will by the date requested by the Company deposit with the Company an amount of cash equal to the amount determined by the Company to be required with respect to the statutory minimum withholding tax due.

If the Participant does not provide the Company with the required cash payment in a timely manner as set forth above, then the Company shall receive payment of the statutory minimum tax withholding as follows:

(a)           if the Company believes that a sale of shares can be made in compliance with applicable securities laws including, but not limited to through entering into a Rule 10b5-1 trading plan at a time when the Participant is not in possession of material nonpublic information, then the Company shall receive payment in cash through a brokerage sale by the Participant of a sufficient number of the vested Granted Shares to cover the statutory minimum tax withholding obligation of the Company, after deduction of the broker’s commission, and which sale provides for remittance directly by the broker to the Company of the cash necessary in order for the Company to satisfy its statutory minimum tax withholding obligation; or

(b)           if the Participant cannot sell any Granted Shares in accordance with (a) above, then the Company shall reduce the number of vested Granted Shares actually issued to the Participant in an amount equal to the statutory minimum withholding tax due and payable by the Company using the Fair Market Value as set forth in Section 10.7(b) of the Plan.  Fractional shares will not be retained to satisfy any portion of the withholding tax.  Accordingly, the Participant agrees that in the event that the amount of withholding owed would result in a fraction of a share being owed, that amount will be satisfied by withholding the fractional amount from the Participant’s bi-weekly pay.

In witness whereof, the Company has caused this Restricted Stock Unit Certificate to be executed by its duly authorized officer.

PARTICIPANT	ARIAD PHARMACEUTICALS, INC.

_________________________________	By: _________________________________
Edward M. Fitzgerald
Executive Vice President
Chief Financial Officer

*  Deemed to have been paid by services rendered to the Company